EXHIBIT 107
Calculation of Filing Fee Table
S-8
(Form Type)
Solventum Corporation
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.01 per share	457(c) and 457(h)	15,000,000	(2)	$73.50	(5)	$1,102,500,000	0.0001476	$162,729.00
Equity	Common stock, par value $0.01 per share	457(c) and 457(h)	4,000,000	(3)	$73.50	(5)	$294,000,000	0.0001476	$43,394.40
Other	Deferred Compensation Obligations	457(h)	$ 20,000,000	(4)	100%	(6)	$20,000,000	0.0001476	$2,952.00
Total Offering Amounts							$1,416,500,000		$209,075.40
Total Fee Offsets
Net Fee Due									$209,075.40

(1)    Pursuant to Rule 416 under the Securities Act, this Registration Statement covers (i) such additional number of shares of common stock, par value $0.01 per share, of the Company (“Common Stock”) issuable upon stock splits, stock dividends, reclassifications, recapitalizations, combinations or similar events or (ii) such reduced number of shares of Common Stock in respect of any reverse stock splits, stock dividends, reclassifications, recapitalizations, combinations or similar events, in each case with respect to the shares of Common Stock being registered pursuant to this Registration Statement.
(2)    Represents shares of Common Stock that may be offered or delivered pursuant to the Solventum 2024 Long-Term Incentive Plan, as amended.
(3)    Represents shares of Common Stock that may be offered or delivered pursuant to the Solventum Employee Stock Purchase Plan.
(4)    The Deferred Compensation Obligations are unsecured obligations of Solventum Corporation to pay deferred compensation in the future in accordance with terms of the Solventum VIP Excess Plan.
(5)    Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act on the basis of the average of the high and low sales prices per share of the common stock on the “when-issued” trading market as reported on the New York Stock Exchange on March 28, 2024.
(6)    Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act. The amount of deferred compensation obligations registered is based on an estimate of the amount of compensation participants may defer under the Solventum VIP Excess Plan.